PREMIER REPORTS IMPROVED FIRST QUARTER RESULTS

Frederick, Maryland -- May 14, 2003 -- Premier Development & Investment, Inc. (OTCBB: PDVN) announces that for the three months ended March 31, 2003 it generated net sales of $5,000 which was flat when compared to the three months ended March 31, 2002; and net income of $85 compared to a net loss of ($12,775) for the comparable 2002 period.

Eric R. Boyer, Premier's President and CEO, commented, "We are very pleased with our quarterly results. Although we remain in the development stage, we were cash flow positive and narrowly profitable." Mr. Boyer further stated, "With a continued focus on cost controls we should be able post similar results for the current quarter, but anticipate revenues and net income will begin increasing significantly during the latter half of the year enabling us to complete the transition away from being a development stage business."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planed capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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